Exhibit 99.1

Piedmont Natural Gas Contacts:	Agency Contact:

David Trusty (704) 731-4391, (704) 507-6393 E-mail: david.trusty@piedmontng.com	David Coburn, LGA Inc. (704) 552- 6565 E-mail: coburn@lgapr.com

Piedmont Natural Gas, North Carolina Attorney General’s Office Reach Settlement On Rate
Mechanism

CHARLOTTE, N.C. (July 13, 2006) — Piedmont Natural Gas (NYSE:PNY) today announced that it has reached a settlement in principle with the North Carolina Attorney General’s office over that office’s appeal of Piedmont’s Customer Utilization Tracker (“CUT”) rate mechanism.

The CUT, which was approved and adopted as a result of the Company’s 2005 rate case before the North Carolina Utilities Commission (NCUC), “decouples” or separates the collection of utility margin from customer volumes, or consumption, which can vary greatly depending on prevailing weather conditions, appliance efficiencies and customer conservation practices. Separation of margin collection from consumption means that Piedmont’s interests are now in greater alignment with those of its customers according to Piedmont Chairman, President and Chief Executive Officer, Thomas E. Skains.

“With this settlement, Piedmont’s interests are firmly aligned with those of our customers in terms of the importance, necessity and application of energy conservation measures.” Mr. Skains went on to say, “Our customers will benefit from the more efficient use of natural gas in their homes and businesses and Piedmont’s shareholders won’t be penalized for promoting conservation to its customers.”

Terms of the settlement call for the Attorney General’s office to drop its appeals of the CUT and for Piedmont Natural Gas to share with customers a portion of the margin recovered through the CUT mechanism. The settlement period extends over a three-year period ending October 31, 2008. Settlement documents still must be filed for necessary NCUC approval.

The portion of funds to be shared with customers, which could amount to $1.5 million in any given year within the settlement period, will be applied equally to the development of new conservation programs by Piedmont in consultation with the Public Staff and the Attorney General’s office, and to the reduction of rate increases associated with the CUT mechanism.

The dollars contributed toward the development of new conservation programs are in addition to $500,000 Piedmont has already committed to spend in order to promote and encourage conservation by its customers.

About Piedmont Natural Gas

Piedmont Natural Gas (NYSE: PNY) is an energy services company primarily engaged in the distribution of natural gas to 990,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 61,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy- related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.

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